EXHIBIT 2

ASSET PURCHASE AGREEMENT

by and among

TEMPTRONIC CORPORATION, as Buyer

and

TEST ENTERPRISES, INC., as Seller

and

JAMES C. KUFIS AND CAROLLYN M. KUFIS, TRUSTEES OF THE KUFIS FAMILY TRUST DATED NOVEMBER 9, 1990, AND ANY AMENDMENTS THERETO, as Shareholder

and

JAMES C. KUFIS, as Additional Seller Party

Dated as of December 9, 2011

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	6.2	Litigation, etc.	23
	6.3	Brokers, etc.	23

7.	Covenants Prior to Closing.		23
	7.1	Covenants of Seller.	23
	7.2	Covenants of Shareholder and Additional Seller Party.	24
	7.3	Covenants of Buyer.	24

8.	Conditions Precedent.		25
	8.1	Conditions Precedent to Buyer's Obligation to Close.	25
	8.2	Conditions Precedent to Seller's Obligation to Close.	26
	8.3	Frustration of Closing Conditions.	26

9.	Termination.		27
	9.1	Seller and Buyer.	27
	9.2	By Buyer.	27
	9.3	By Seller.	27
	9.4	Seller Termination Fee.	27
	9.5	Buyer Termination Fee.	28
	9.6	Effect of Termination	29

10.	Indemnification; Remedies; Buyer's Right of Set-Off.		29
	10.1	Survival of Representations and Warranties; Right to Indemnification Not Affected by Knowledge.	29
	10.2	Indemnification by Seller, Shareholder, and Additional Seller Party.	29
	10.3	Indemnification by Buyer.	30
	10.4	Notice of Claim for Indemnification; Assumption of Defense by Indemnifying Party.	30
	10.5	Payment of Losses; Buyer's Right of Set-Off.	31
	10.6	General.	31

11.	Certain Other Post-Closing Matters.		31
	11.1	Non-Competition.	31
	11.2	Confidentiality.	32
	11.3	Injunctive Relief.	32
	11.4	Release and Waiver by Shareholder and Additional Seller Party; Representation Related Thereto.	33
	11.5	Employees; Consultants.	33
	11.6	Financial Statements.	33
	11.7	Sale of Leased Premises and Termination of the Buyer's Lease.	33

12.	Miscellaneous Provisions.		34
	12.1	Governing Law; Jurisdiction; Waiver of Jury Trial.	34
	12.2	Further Assurance.	34
	12.3	Parties in Interest.	34

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12.4	No Third Party Beneficiaries.	34
12.5	Notices.	35
12.6	Public Announcements.	36
12.7	Headings and Titles.	36
12.8	Modification.	36
12.9	Counterparts.	36
12.10	Certain Matters of Construction.	36
12.11	Representations by Counsel; Interpretation.	37
12.12	Entire Agreement; No Representation by Buyer as to Tax Consequences.	37

EXHIBITS AND SCHEDULES*
Exhibits:
Exhibit A - Definitions
Exhibit B - Bill of Sale
Exhibit C - Assignment and Assumption Agreement
Exhibit D - Lease Agreement
Exhibit E - Escrow Agreement
Exhibit F - Transition Services Agreement
Exhibit G - Opinion of Seller's Counsel
Exhibit H - Shareholder Release

	Schedule	Title
	1.1(a)	Trade Accounts Receivable
	1.1(b)	Tangible Personal Property
	1.1(h)	Permits
	1.2	Excluded Assets
	2.3	Allocation of Initial Purchase Price
	3.1(b)	Assumed Contracts and Liabilities
	5.1(a)	Qualification
	5.1(b)	Capitalization
	5.1(d)	No Conflict
	5.1(e)	Consents
	5.2(a)	Financial Statements
	5.3	Undisclosed Liabilities
	5.4	Change in Condition
	5.5	Marketable Title/Liens
	5.6(a)	Contracts
	5.6(b)	Real and Personal Property Leases and Contracts
	5.7(h)	Real Property Formerly Owned
	5.8(b)	Seller Owned Intellectual Property
	5.8(c)	In-Bound Licenses
	5.8(d)	Out-Bound Licenses

*

Schedules are omitted as the Registrant believes they do not contain information which is material to an investment decision in the Registrant's securities. The Registrant hereby agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

iii

5.8(g)	Seller Intellectual Property Status
5.9	Insurance
5.10	Litigation
5.12	Employee Benefit Plans
5.13	Labor Relations
5.14	Environmental Matters
5.19	Transactions with Affiliates
5.20	Product Warranty

iv

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 9, 2011, is made by and among Temptronic Corporation, a Delaware corporation ("Buyer"), Test Enterprises, Inc., a Delaware corporation ("Seller"), James C. Kufis and Carollyn M. Kufis, Trustees of the Kufis Family Trust Dated November 9, 1990, and any amendments thereto, a California trust and majority shareholder of Seller ("Shareholder"), and James C. Kufis, majority beneficial shareholder of Seller ("Additional Seller Party"). Seller, Shareholder, and Seller Party shall hereinafter sometimes be collectively referred to as the "Seller Parties." All capitalized terms used herein but not defined shall have the meanings ascribed to such terms in Exhibit A hereto.

Background

         Seller manufactures and distributes a line of temperature forcing systems through its Thermonics division, that operates from a single facility (the "Facility") located at 1288 Reamwood Avenue, Sunnyvale, CA 94089 (the "Business"). Seller desires to sell and transfer substantially all of the assets used in connection with the Business to Buyer, and Buyer desires to acquire same from Seller, pursuant to the terms and conditions of this Agreement and the other Transaction Documents. The Shareholder is the record holder and the Additional Seller Party is the beneficial holder of a majority of the issued and outstanding shares of capital stock of Seller and, as such, are willing to join in this Agreement for purposes of Section 7.2, Section 10.2, Section 11.1, Section 11.2, Section 11.3, and Section 11.4 hereunder.

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.      Purchase and Sale of Assets

         1.1      Purchase and Sale of Assets.

         Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth herein, at the Closing, Seller will sell, transfer and convey to Buyer, and Buyer will acquire from Seller, free and clear of all Liens, all of the assets of the Business, including all of the assets of Seller used in or in connection with the operation of the Business, other than the Excluded Assets (the "Assets"), including, without limitation, the following:

                  (a)    All trade accounts receivable with an aging of sixty (60) days or less as of the Closing Date, as set forth on Schedule 1.1(a), and all amounts earned but not yet billed for services performed or goods delivered by Seller before the Closing Date (collectively, the "Accounts Receivable");

                  (b)    All tangible property, including, without limitation, all machinery and manufacturing equipment, office equipment, phone systems, furniture and fixtures, vehicles, tooling, dies, inventories, computers and other items of personal property that comprise or are otherwise used by Seller in connection with the Business, including those items set forth on Schedule 1.1(b) hereto (the "Personal Property");

                  (c)    All rights of Seller relating to prepaid expenses;

                  (d)    All electronic data processing software relating to the Business and the recordkeeping systems represented thereby;

                  (e)    All office and other supplies used by or in connection with the operations of the Business;

                  (f)    All rights and interest of Seller in and to the Assumed Contracts;

                  (g)    All claims and causes of action against others for breach of contract, tort or otherwise;

                  (h)    All governmental or other licenses, permits and authorizations relating to the Facility and the conduct of the Business (the "Permits"), as set forth on Schedule 1.1(h) hereto;

                  (i)    All customer lists and other records and information relating to the past, present or prospective customers of the Business;

                  (j)    All records relating to the Business, including all current and historical books, records and accounts, correspondence, billing records, employment records, vendor and supplier lists, specifications and other records relating to operating procedures, processes, inventions and know-how;

                  (k)    All customer order backlog, all service related files, manufacturing documentation, engineering drawings, customer project data;

                  (l)    All marketing and sales literature and materials;

                  (m)    All training materials and literature;

                  (n)    All of Seller's right, title and interest in and to all Intellectual Property and all Intellectual Property Rights used in the conduct of the Business;

                  (o)    All websites, domain names and registrations therefor;

                  (p)    All rights to use the trade name "Thermonics" and any derivation thereof;

                  (q)    All of Seller's rights to use the telephone numbers used in connection with the Business; and

                  (r)    The goodwill associated with the Business.

         1.2      Excluded Assets.

         Notwithstanding the provisions of Section 1.1 hereof, Seller is not selling, and Buyer is not purchasing, the following assets of the Business (the "Excluded Assets"):

                  (a)    All cash and cash equivalents;

                  (b)    All trade accounts receivable with an aging greater than sixty (60) days as of the Closing Date;

                  (c)    All inter-company or inter-division accounts or other non-trade receivables;

                  (d)    All Leasehold Improvements;

                  (e)    Returns and other records relating exclusively to Seller's banking deposits, loans and other financial transactions, Returns and tax obligations;

                  (f)    the Non-Assignable Assets; and

                  (g)    all other assets set forth on Schedule 1.2 hereto.

         1.3      Non-Assignable Assets.

         To the extent that any of the Assumed Contracts or Permits is not capable of being transferred validly to Buyer as provided for in Section 1.1 without the consent or waiver of any Person (including any Governmental Authority) or if such a transfer or an attempt to effect such a transfer would constitute a breach thereof or a violation of any law (each, a "Non-Assignable Asset"), Seller will (a) use its best efforts to obtain such consent or waiver of each such Person whose consent or waiver is so required, and upon obtaining it will assign and transfer such Assumed Contract or Permit to Buyer, (b) cooperate with Buyer by entering into any reasonable arrangement designed to provide to Buyer the benefit of such Assumed Contract or Permit (without incurring any new or additional obligations to any Person other than Buyer) and (c) at the request and expense of Buyer, enforce for Buyer's account any rights of Seller under or arising from any such Assumed Contract or Permit (including the right to terminate such Assumed Contract or Permit).

2.      Purchase Price

         2.1      Purchase Price.

         The purchase price payable by Buyer to Seller for the Assets (the "Purchase Price") is the sum of (i) the Cash Purchase Price and (ii) assumption by Buyer of Seller's obligation to pay the Assumed Liabilities. The "Cash Purchase Price" is Four Million Dollars ($4,000,000) (the "Base Cash Price"), adjusted by an amount equal to the difference between the Net Assumed Working Capital and the Net Reported Working Capital. To the extent the Net Assumed Working Capital is greater than the Net Reported Working Capital, the amount of such difference will be added to the Base Cash Price, and to the extent the Net Assumed Working Capital is less than the Net Reported Working Capital, the amount of such difference will be subtracted from the Base Cash Price. The "Net Assumed Working Capital" equals (i) the Accounts Receivable assumed by Buyer at Closing minus (ii) the trade accounts payable assumed by Buyer at Closing. The "Net Reported Working Capital" equals (x) the trade accounts receivable as reported on the detailed accounts receivable aging as of October 6, 2011, minus (y) the trade accounts payable as reported on the detailed accounts payable aging as of October 6, 2011. As so reported, the Net Reported Working Capital was $1,263,139.

         2.2      Payment of the Purchase Price.

         At Closing, Buyer shall:

                  (a)    Pay to Seller an amount equal to the Cash Purchase Price less the Escrowed Amount, and, subject to Section 3.1, agree to pay and discharge the Assumed Liabilities; and

                  (b)    Pay to the Escrow Agent, $400,000.00 (ten percent (10%) of the Base Cash Price) (the "Escrowed Amount").

         All such amounts to be paid to Seller or the Escrow Agent shall be paid by wire transfer to such of their accounts as each shall designate in writing to Buyer not less than three (3) Business Days prior to the Closing Date.

         2.3      Allocation of the Purchase Price.

         The parties agree to allocate the Purchase Price among the Assets as set forth in Schedule 2.3 attached. The parties shall adhere to such allocations in filing all returns to the appropriate taxing authorities. Seller shall promptly pay all sales and transfer taxes due or assessed as a result of the consummation of the transactions contemplated by this Agreement.

3.      No Assumption of Liabilities

         3.1      No Liabilities Assumed.

                  (a)    Except as expressly provided herein, Buyer shall not assume, nor in any way be liable or responsible for, any claims or lawsuits against, or liabilities, obligations or debts of any nature, known or unknown, fixed or contingent, of the Business, the Seller, or any other Seller Party.

                  (b)    Notwithstanding the provisions of the immediately preceding paragraph, at the Closing, Buyer will assume, and will thereafter in due course fully satisfy the liabilities and obligations arising under (i) the trade accounts payable and obligations under open purchase orders of the Business set forth on Schedule 3.1(b), (ii) obligations under the customer contracts (the "Assumed Customer Contracts") and the other contracts described on Schedule 3.1(b) (the "Other Contracts"; and collectively with the Assumed Customer Contracts, the "Assumed Contracts") hereto, with respect to, and only with respect to, performance that becomes due thereunder subsequent to the Closing Date, except that, with respect to any commissions payable to Seller's representatives or distrtibutors pursuant to Other Contracts with such representatives or distributors, Buyer will only assume liability for commissions payable on goods that are shipped on or after the Closing Date, and Seller will remain liable for commissions payable on goods that are shipped before the Closing Date, and (iii) obligations for the repair or replacement of products sold by the Business prior to the Closing Date pursuant to warranty provisions described on Schedule 5.20 (collectively, the "Assumed Liabilities").

         3.2      Seller Will Pay Other Liabilities.

         Seller will hereinafter pay and satisfy when due all of the liabilities and obligations of the Business other than the Assumed Liabilities. Seller will give Buyer such evidence of such payment and satisfaction as Buyer may request from time to time before or after Closing. Without limiting the generality of the foregoing, Seller, before distributing any of the proceeds of sale for the assets to its shareholders, will satisfy in full, or make adequate provision for the payment in full, all liabilities and obligations of Seller, including without limitation, all liabilities and obligations of Seller hereunder or under any Transaction Document that arise after or survive Closing.

4.      Closing

         4.1      The Closing.

         The consummation of the transactions provided for in this Agreement (the "Closing") will take place on a date (the "Closing Date") and at a time and location mutually acceptable to the parties and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered. It is the intent of the parties that the Closing Date will be January 3, 2012, or as soon as practicable thereafter upon satisfaction of the conditions precedent to close set forth in Section 8.1 and Section 8.2.

         4.2      Closing Deliverables.

                  (a)    At the Closing, Seller will deliver, or cause to be delivered, to Buyer: (i) one or more bills of sale in substantially the form attached hereto as Exhibit B ("Bill of Sale") for the Assets, (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement"), and such other instruments as Buyer has reasonably requested in order to effect the assumption of the Assumed Customer Contracts, (iii) a lease agreement in substantially the form attached hereto as Exhibit D ("Lease Agreement"), duly executed by the owner of the Facility (the "Landlord") pursuant to which Buyer will lease the Facility with such terms and conditions that are mutually satisfactory to Buyer and Landlord, which terms will not be substantially different from the existing lease but for the term (which will not exceed twelve (12) months) and limitations on Buyer's liabilities thereunder, (iv) an escrow agreement in substantially the form attached hereto as Exhibit E ("Escrow Agreement"), (v) a transition services agreement in substantially the form attached hereto as Exhibit F ("Transition Services Agreement") pursuant to which Seller agrees to provide ongoing services in continuation of the Business after Closing on terms and conditions mutually satisfactory to Buyer and Seller, (vi) assignments of all Intellectual Property with separate assignments of all registered Marks, Patents and Copyrights, (vii) evidence satisfactory to Buyer in its sole discretion that the Assets and Business are free and clear of all Liens and indebtedness of any kind or nature whatsoever and that all of Seller's obligations and liabilities relating thereto, other than the Assumed Liabilities, have been paid and satisfied in full, (viii) a certificate of Seller in form satisfactory to Buyer in its sole discretion to the effect that (A) each of the representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing with the same effect as if made on and as of the Closing, except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and (B) Seller has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement, (ix) an opinion of counsel satisfactory to Buyer in its sole discretion covering the matters set forth in Exhibit G, (x) releases from the holders of at least 95% of the Issued Shares, each in substantially the form attached hereto as Exhibit H, and (xi) such other documents, instruments, certificates and agreements from the Seller Parties as reasonably requested by Buyer, each in a form reasonably acceptable to Buyer.

                  (b)    At Closing, Buyer will deliver to Seller: (i) the Purchase Price, (ii) the Assignment and Assumption Agreement, (iii) the Lease Agreement, (iv) the Escrow Agreement, (v) the Transition Services Agreement, and (vi) a certificate of Buyer to the effect that (A) each of the representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing with the same effect as if made on and as of the Closing, except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and (B) Buyer has complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by it under this Agreement.

5.      Representations, Warranties and Covenants by Seller.

Seller hereby represents, warrants and covenants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Section 5 are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall consist of numbered schedules corresponding to each representation and warranty set forth in this Section 5. Each exception to a representation and warranty set forth in the Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable numbered Schedule and no other representation or warranty unless such other applicable Schedule is cross-referenced or unless the applicability of such exception to another Schedule is reasonably apparent under the circumstances.

         5.1      Corporate Matters, etc.

                  (a)    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to conduct its business as it has been and is presently being conducted and to own, operate or lease, as applicable, its properties and assets now owned, operated or leased by it. True, correct and complete copies of the Certificate of Incorporation and By-Laws of Seller, each as in effect on the date hereof, have been delivered to Buyer. Seller is not in violation of the provision of its Certificate of Incorporation or By-Laws. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the properties or assets owned, operated or leased by it, the operation of its business or its other activities requires such licensing or qualification, as identified on Schedule 5.1(a). Seller also has the full corporate power and authority to make and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein. The Additional Seller Party has the legal capacity and authority to make and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein. Schedule 5.1(a) also sets forth a true and complete list of all names and addresses used by the Seller for the transaction of any business at any time since January 1, 2008.

                  (b)    Capitalization. The authorized capital stock of Seller consists of 12,000,000 shares of common stock, $0.001 par value, of which 3,800,000 shares (the "Issued Shares") are issued and outstanding as of the date hereof. The issued and outstanding shares of Seller's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities Laws, and are held of record by the shareholders in the amounts set forth in Schedule 5.1(b). Neither Seller nor any other Seller Party is party to any shareholder agreement, voting agreement, voting trust or any other arrangement with respect to the transfer, voting or other rights associated with its capital stock. Seller does not have any outstanding securities other than its capital stock, the holders of which have the right to vote, or are convertible into, or exercisable or exchangeable for, Seller securities having the right to vote on any matter.

                  (c)    Authorization. Each of the Seller Parties has full power and authority, to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and, as applicable, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seller and by all necessary action on the part of Shareholder, and no other proceeding on its or their part is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents will be, duly and validly executed and delivered by, as applicable, each of the Seller Parties and constitutes the legal, valid and binding obligation of each of the Seller Parties, Enforceable against each of them in accordance with their terms.

                  (d)    No Conflict. Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor compliance with the terms and conditions hereof or thereof by the Seller Parties or any of them will constitute, result in or give rise to (a) a breach or default under the Certificate of Incorporation or By-Laws of Seller, any other governing documents of Seller, or any trust agreement or instrument governing Shareholder, (b) the imposition of any Lien upon the Facility or any of the Assets, (c) a breach of or default under (or the acceleration of the time for performance of any obligation under) any Contractual Obligation to which Seller is a party, or by which any of the Assets are bound, except as set forth in Schedule 5.1(d), (d) breach, violation or default under any Law to which any of the Seller Parties are subject, or (e) assuming the making and obtaining of all filings, notifications, consents, approvals, authorization and other actions referred to in Section 5.1(e):

                        (i)        a violation of or conflict with any of the terms or requirements of, or the basis for any Governmental Authority to assert any right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental Permit that is held by Seller relating to the Business, the Facility or to any of the Assets owned or used by Seller in the Business;

                        (ii)      except as set forth on Schedule 5.1(d), a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Liability; or

                        (iii)    the imposition or creation of any Encumbrance upon any of the Assets.

                  (e)    Consents. No notice to, approval, consent or authorization of, or declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or any other Seller Party, or the performance by any of them of their obligations hereunder or thereunder, or the consummation by them of the transactions contemplated hereby or thereby, except as disclosed in Schedule 5.1(e). Each such notice, consent, approval or authorization of, or declaration or filing has been provided, obtained or made (as applicable) or will be provided, obtained or made prior to the Closing Date.

         5.2      Financial Information.

                  (a)    True and complete copies of the Business's unaudited financial statements consisting of the balance sheet of the Business as of December 31, 2010 and December 31, 2009 and the related statements of income and retained earnings, shareholders' equity and cash flow for the years then ended (the "Full-Year Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Business as of [September 30, 2011] and the related statements of income and retained earnings, shareholders' equity and cash flow for the [nine (9)] month period then ended (the "Interim Financial Statements" and, together with the Full-Year Financial Statements, the "Financial Statements") are included as Schedule 5.2(a). For purposes of this Agreement, September 30, 2011 shall be referred to as the "Statement Date". The Financial Statements were prepared in accordance with accounting principles consistently applied throughout the periods specified therein and present fairly in all material respects the financial positions and results of operations of the Business as of the dates and for the periods specified therein, are correct and complete, and are consistent with the books and records of Seller. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed as the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or on Schedule 5.2(a).

                  (b)    Seller maintains reasonable measures in place to assure that there are no significant deficiencies or material weaknesses in the design or operation of Seller's internal controls which could adversely affect Seller's ability to record, process, summarize and report financial data. There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in Seller's internal controls. Seller will provide to Buyer accurate and complete copies of all formally written descriptions of, and all policies, manuals and other documents promulgating, such internal controls and procedures.

                  (c)    The books of account and other financial records of Seller (i) reflect in all material respects all items of income and expense and all assets and liabilities of Seller, (ii) are in all material respects correct and do not contain any material inaccuracies or discrepancies, (iii) have been maintained in accordance with good business and accounting practices, and (iv) have been provided to Buyer for inspection.

         5.3      Undisclosed Liabilities.

         Except as set forth on Schedule 5.3, Seller does not have any material liabilities or obligations of any nature whatsoever (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) fully reflected in the Interim Financial Statements, or (b) that have arisen since the date of the Interim Financial Statements, in the Ordinary Course of Business and consistent with past practices of Seller, which are not, individually or in the aggregate, materially different from similar liabilities and obligations reflected in the Interim Financial Statements. Schedule 5.3 also sets forth the maximum amount of each item listed or required to be listed on Schedule 5.3.

         5.4      Change in Condition Since Statement Date.

                  (a)    Except for matters set forth in Schedule 5.3 or Schedule 5.4, since the Statement Date, Seller has conducted its Business only in the Ordinary Course of Business, and:

                        (i)        There has not been any Material Adverse Change affecting the Business or the Seller;

                        (ii)      Seller has not increased or modified the compensation or benefits payable or to become payable to any of its current or former employees, contractors or consultants;

                        (iii)    Seller has not created or permitted to exist any Lien on any of the Assets;

                        (iv)       (i) No Assumed Contract has been modified, and (ii) no rights under any Assumed Contract have been waived or accelerated;

                        (v)        Seller has not sold, transferred, pledged or assigned any Intellectual Property used by the Business, except for the grants to purchasers of Seller's products of non-exclusive licenses to software embodied in Seller in the Ordinary Course of Business;

                        (vi)      There has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller;

                        (vii)    There has not been any violation of or conflict with any law to which the Business, Assets, or other operations, assets or properties of Seller are subject;

                        (viii)  There has not been any material damage, destruction or loss with respect to the property and assets of Seller, whether or not covered by insurance;

                        (ix)      Seller has not made any change in accounting practices; or

                        (x)        Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

                  (b)    Seller has used all commercially reasonable efforts to keep available for Buyer the services of the Employees, agents, referral sources, customers and suppliers of the Business. None of the Seller Parties have Knowledge that has caused them to believe that any loss of any Employee, agent, referral sources, customer or supplier, Contract or other advantageous arrangement of the Business will result because of the consummation of the transactions contemplated hereby.

         5.5      Marketable Title and Condition of Personal Property.

         Seller has good and marketable title to all of the Personal Property. Except as set forth in Schedule 5.5, none of the Personal Property or other Assets is subject to any Lien. All Liens listed in Schedule 5.5, unless otherwise agreed to in writing by Buyer, shall be satisfied, discharged and removed prior to Closing. The Personal Property, together with the tangible personal property listed on Schedule 5.5 (the "Leased Personal Property"), constitutes all of the tangible personal property used by and necessary to operate the Business. All of the Personal Property and Leased Personal Property is in good operating condition and repair, subject to normal wear and tear, is useable in the Ordinary Course of Business, is located at the Facility, and conforms to all Laws, including those relating to their construction, use and operation.

         5.6      Contracts.

                  (a)    Except as set forth in Schedule 5.6(a), Seller does not have any oral or written (i) employment, severance or collective bargaining or similar agreement with or relating to any employee or any consulting, brokerage or agency agreement not terminable without cost without notice, (ii) agreement or arrangement with any officer or director, (iii) agreement, plan or arrangement providing for any bonus, pension or retirement benefit, vacation, insurance or other employee benefit, (iv) agreement, contract, indenture or other instrument granting any lien, security interest or other encumbrance in or on any of the Assets, (v) agreement or arrangement for the future purchase or delivery of goods or rendition of service, including any such agreement or arrangement with any customer of or supplier to Seller, (vi) contracts, commitments, agreements or arrangements containing any "change in control" provision, as that term is commonly understood, which would be triggered by the execution, delivery or consummation of the transactions or any other Transaction Document, including any right of termination, right of payment or acceleration of any other right under such contracts, commitments, agreements or arrangements, (vii) contracts for the sharing of proprietary information, (viii) contracts containing covenants not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other person not to compete with the Business or not to solicit or hire any Employee, (ix) contracts obligating the Business to provide or obtain products or services for a period of one year or more, (x) contracts obligating the Business to purchase its total requirements of any product or service from a third party, (xi) distribution, dealer, representative or sales agency agreements which are not terminable at will, are not assignable without consent of the other party thereto, or which provide for exclusive territories (the foregoing collectively, the "Contracts"). No event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a breach or default by any party to such Contracts, or would permit termination, modification or acceleration thereunder, nor would consummation of the transactions contemplated hereby or by any other Transaction Document constitute any such event or condition. Seller has provided to Buyer a true and correct copy of all written Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 5.6(a). Schedule 5.6(a) contains an accurate and complete description of all material terms of all oral Contracts, if any.

                  (b)    All of the Assumed Contracts are legal, valid, binding and in full force and effect, and Enforceable against each party thereto in accordance with their respective terms. Except as disclosed on Schedule 5.6(b), Seller and, to the Knowledge of Seller, the other parties thereto, have performed in all respects all obligations required to be performed by them under the Assumed Contracts. To the Knowledge of the Seller Parties, no party to the Assumed Contracts has exercised or intends to exercise any termination rights with respect thereto, or notified or intends to notify Seller of an intent to so exercise, and no party has given or intends to give notice of any dispute with respect to the Assumed Contracts.

         5.7      Real Property.

                  (a)    Seller is a party to a real estate lease dated December 10, 2004 (the "Real Estate Lease") pursuant to which Seller leases from James C. Kufis, the Landlord, its business premises located in Sunnyvale, California (the "Leased Premises"). Seller is the owner of good leasehold title to the Leased Premises, free and clear of all Encumbrances and other matters affecting title, excepting any Encumbrances that are part of the public record. Other than the Leased Premises, Seller is not a party to any lease of real estate or any other agreement with respect to the tenancy, use or occupancy of real estate. No Person has any right or option to purchase or acquire any of Seller's leasehold interest in the Leased Premises.

                  (b)    Seller has delivered to Buyer a true, correct and complete copy of the Real Estate Lease (including any amendments or modifications thereto) and any and all material ancillary documents pertaining thereto (including all master leases or prime leases to which the Real Estate Lease is subordinate). Seller has peaceful, undisturbed and exclusive possession of the Leased Premises, as described in the Real Estate Lease.

                  (c)    The Real Estate Lease is in full force and effect and has not been modified or amended in any way. There are no understandings, representations, warranties, promises or agreements between Landlord and Seller, except as set forth in the Real Estate Lease.

                  (d)    There are no defaults by Landlord or Seller in the performance of their respective obligations under the Real Estate Lease or circumstances which, with notice or passage of time, or both would become a default under the Real Estate Lease.

                  (e)    Seller has not previously assigned, mortgaged or otherwise transferred its interest in the Real Estate Lease or sublet all or any portion of the Leased Premises.

                  (f)    Contemporaneous with the Closing hereunder, Landlord has agreed to terminate the Real Estate Lease and enter into the Lease Agreement directly with Buyer. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that Buyer shall not assume the Real Estate Lease or any of the obligations or liabilities of Seller contained therein.

                  (g)    There are no management, service, equipment, supply, maintenance or concession agreements with respect to or affecting the Leased Premises which will survive termination of the Real Estate Lease.

                  (h)    Seller does not own any real property. Schedule 5.7(h) lists all real property formerly owned by Seller.

                  (i)    To the Knowledge of Seller, the uses for which the buildings, facilities and other improvements located on the Leased Premises are zoned do not materially restrict, or materially impair, the use of the Leased Premises for purposes of the Business. Seller has not received any written notice from any Governmental Authority or other Person that the Leased Premises does not comply with all applicable material building and zoning codes, deed restrictions, ordinances and rules.

                  (j)    No Governmental Authority having the power of eminent domain over the Leased Premises has commenced or, to the Knowledge of Seller, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Premises. There are no pending or, to the Knowledge of Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Premises or any other matters which do or may adversely affect the current use, occupancy or value thereof. Seller has not received written notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Premises.

                  (k)    To the Knowledge of Seller, the Leased Premises and all present uses and operations of the Leased Premises comply in all material respects with all Laws, governmental permits, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Premises. The continued use, occupancy and operation of the Leased Premises as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

                  (l)    To the Knowledge of Seller, the Leased Premises are in suitable condition for the business of Seller as currently conducted. To its Knowledge, Seller has good and valid rights of ingress and egress to and from the Leased Premises from and to the public street systems for all usual street, road and utility purposes.

                  (m)    No Person other than Seller is in possession of any of the Leased Premises or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of the Leased Premises or any portion thereof. To the Knowledge of Seller, no easement, utility transmission line or water main located on the Leased Premises adversely affects the use of the Leased Premises or any improvement on the Leased Premises in any material respect.

                  (n)    To the Knowledge of Seller, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Leased Premises are installed to the property lines of the Leased Premises, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and adequate to service the Leased Premises in the operation of the business as currently conducted and to permit compliance with the requirements of all Laws in the operation thereof. To the Knowledge of Seller, no fact or condition exists which would result in the termination or reduction of the current access from the Leased Premises to existing roads or to sewer or other utility services presently serving the Leased Premises.

         5.8      Intellectual Property.

                  (a)    As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, technical knowledge, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, product names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("Intellectual Property Rights"), including all patents, patent applications, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

                  (b)    Schedule 5.8(b) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller (whether exclusively, jointly with another Person or otherwise) ("Seller Owned Intellectual Property"); provided that Schedule 5.8(b) is not required to list, and Seller Owned Intellectual Property shall not be deemed to include, items which are both (i) immaterial to Seller and (ii) not registered or the subject of an application for registration. Except as described in Schedule 5.8(b), Seller exclusively owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Encumbrances.

                  (c)    Schedule 5.8(c) lists all licenses, sublicenses and other contracts ("In-Bound Licenses") pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into Seller's products and, with respect to each In-Bound License, whether the In-Bound

License is exclusive or non-exclusive; provided, however, that Schedule 5.8(c) is not required to list items that consist solely of "shrink-wrap", "click-wrap" and similar off-the-shelf commercially available end-user licenses that are not material to Seller's Intellectual Property Rights, service offerings or business.

                  (d)    Schedule 5.8(d) lists all licenses, sublicenses and other contracts ("Out-Bound Licenses") pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

                  (e)    Seller (i) owns exclusively the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Seller as they are currently conducted or proposed by Seller to be conducted free and clear of Encumbrances (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed Schedule 5.8(c). Seller Owned Intellectual Property, together with Seller's rights under the In-Bound Licenses listed on Schedule 5.8(c), together with items expressly permitted to be excluded from the foregoing categories (collectively, the "Seller Intellectual Property"), constitutes all of the Intellectual Property used in or necessary for the operation of Seller's businesses as they are currently conducted and as proposed by Seller to be conducted.

                  (f)    All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller ("Seller Registered Items") that are currently due have been paid and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. All Seller Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller. To the Knowledge of Seller, all Patents that have been issued to Seller are valid.

                  (g)    Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Intellectual Property. Schedule 5.8(g) lists the status of any actions before the United States Patent and Trademark Office or any other Governmental Authority anywhere in the world related to any Seller Intellectual Property, including the due date for any outstanding response by Seller in such actions. Seller has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Intellectual Property. Schedule 5.8(g) lists all previously held Seller Registered Items that Seller has abandoned, cancelled, forfeited or relinquished during the twelve (12) months prior to the date of this Agreement.

                  (h)     (i) None of the products or services currently developed manufactured, sold, distributed, provided, shipped or licensed, by Seller, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party; (ii) Seller has not, by conducting its business as currently conducted, infringed and is not infringing upon, and has not otherwise unlawfully used or is unlawfully using, any Intellectual Property Rights of a third party; (iii) Seller has not received any communication alleging that Seller or any of its products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Knowledge of Seller, is there any basis therefor; (iv) no Action has been instituted, or, to the Knowledge of Seller, threatened, relating to any Intellectual Property formerly or currently used by Seller and none of Seller Intellectual Property is subject to any outstanding Order. To the Knowledge of Seller, no Person has infringed or is infringing any Intellectual Property Rights of Seller or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.

                  (i)    Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Seller that is not covered by an issued Patent, including but not limited to having a policy that third parties who are given or have access to Proprietary Information owned by Seller are to enter into binding written confidentiality agreements between Seller and such third party ("Nondisclosure Agreements"). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. Seller is, and to the Knowledge of Seller, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. Seller is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Seller to use, Proprietary Information owned by such third party.

                  (j)    No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any Intellectual Property owned or used by Seller or embodied or incorporated into any of its Products. All Intellectual Property conceived by such employees, consultants or contractors in connection with their services for Seller constitutes Seller Owned Intellectual Property.

                  (k)    To the Knowledge of Seller, no employee, consultant or contractor of Seller has been, is or will be, by performing services for Seller, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee's, consultant's or independent contractor's employment by Seller or any services rendered by such employee, consultant or independent contractor.

                  (l)    All Intellectual Property that has been distributed, sold or licensed to a third party by Seller that is covered by a warranty conformed and conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Seller for the time period during which such representations and warranties apply.

                  (m)    The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate any of Seller's rights to own any of its Intellectual

Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Authority or other third party in respect of any such Intellectual Property.

         5.9      Insurance, etc.

         Schedule 5.9 attached hereto sets forth a list of: (a) all policies of insurance held, owned or paid by Seller or otherwise in force and providing coverage for the Business, and (b) all bonds, indemnity agreements and other agreements of suretyship made for or held by Seller or otherwise in force, identifying in each case the nature and amount of coverage, the names of each insured covered thereby, and the expiration dates thereof. All such insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the Business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has Seller's coverage been limited, by any insurance carrier to which Seller has applied for insurance or with which Seller has carried insurance during the past five (5) years. None of the Seller Parties has been advised by any of Seller's insurance carriers of any disputes between Seller and any insurance carrier regarding coverage, claims, settlements or premiums.

         5.10    Litigation, etc.

         There is no pending or, to the Knowledge of Seller, threatened Action against Seller, or its Business, properties, or rights, including, without limitation, any environmental, product liability, ERISA, shareholder, worker's compensation or intellectual property infringement claims. There is no Action pending or, to the Knowledge of Seller, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby. To the Knowledge of Seller, there are no facts which exist that could serve as a basis for any such Action described in the two preceding sentences. There are no outstanding injunctions, judgments, orders, decrees, or rulings to which Seller is subject, or which affect the Facility, Assets, or Business. Schedule 5.10 contains a description of all material lawsuits, actions, suits, claims, investigations and other proceedings involving Seller, and to the Knowledge of Seller, any employee, officer, director, officer, shareholder or consultant of Seller in connection with the Business, arising or existing at any time during the past five (5) years.

         5.11    Compliance with Laws, etc.

         Seller is, and at all times during the past three (3) years has been, in compliance in all material respects with all applicable Laws and has not, during such time: (i) received any written notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (ii) conducted any internal investigation concerning any alleged violation of any Law (regardless of the outcome of such investigation).

         5.12    Employee Benefit Plans.

                  (a)    Schedule 5.12 sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to any of Seller's employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation or employee assistance plan, and each other employee benefit plan, program, or arrangement, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is maintained by Seller for the benefit of or relating to any of its employees or former employees or their dependents, survivors, or beneficiaries, whether or not legally binding, and for which Seller could reasonably have any liabilities, all of which are hereinafter referred to as the "Seller Benefit Plans."

                  (b)    Except as set forth on Schedule 5.12, each Seller Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is not intended to be a nonqualified deferred compensation plan meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service after January 1, 2002; and since the date of such determination letter there are no circumstances that are likely to adversely affect the qualification of such plans. In addition, Seller has not received any correspondence or written or verbal notice from the IRS, the U.S. Department of the Treasury, the Employee Benefits Security Administration, any participant in, or beneficiary of, a Seller Benefit Plan, or any agent representing any of the foregoing that brings into question Seller's compliance referred to in this Section.

                  (c)    To Seller's Knowledge, no tax liabilities have arisen and are currently unpaid in relation to a violation of any applicable Seller Benefit Plan of Section 409A of the Code, nor is any tax liability expected to arise in connection with any payment as a result of the transactions contemplated in this Agreement.

                  (d)    No contingent or other liability with respect to which Seller has or could have any liability exists under Title IV of ERISA to the Pension Benefit Guaranty Corporation (the "PBGC") or to any Seller Benefit Plan or any plan sponsored by an employee organization that provides benefits to Seller's employees, and no assets of Seller are subject to a lien under Section 4064 or 4068 of ERISA.

                  (e)    All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Seller Benefit Plan with respect to the service of employees or former employees of Seller as of the Closing Date and all contributions for any period ending on or before the Closing Date that are not yet due have been made or have been accrued for in Seller's books and records. All Seller Benefit Plans are in compliance with Code Section 412, to the extent that it is applicable to the Plan. The assets under each Seller Benefit Plan that is an "employee pension benefit plan" (as such term is defined in ERISA Section 3(2)) equal or exceed the present value of all vested and unvested liabilities thereunder, as determined in accordance with the terms of such Plan, the Code, ERISA, and, to the extent applicable, PBGC methods, factors, and assumptions applicable to Employee Pension Benefit Plans on the date of such determination.

                  (f)    There have been no "prohibited transactions" within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of Seller Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; each Seller Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code, and applicable Law and with the terms and provisions of all documents, contracts, or agreements pursuant to which such Seller Benefit Plan is maintained.

                  (g)    Seller does not have any obligation to any former employee, or any current employee upon retirement, under any Seller Benefit Plan or otherwise, other than those disclosed in Schedule 5.12(g) hereto, and any Seller Benefit Plan can be terminated as of or after the Closing Date without resulting in any liability to Buyer for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.

         5.13    Employees; Labor Relations.

                  (a)    Schedule 5.13, delivered separately under binder of confidentiality at least five (5) days prior to the date of this Agreement, contains a complete and accurate list of the following information for each current employee or director of Seller, including each employee on leave of absence or layoff status: name, position, current rate of compensation and any unpaid sick, vacation, holiday pay and any other compensation arrangements or fringe benefits, (together with a description of any specific arrangements or rights concerning such employees that are not reflected in any agreement or document referred to in Schedule 5.6(a). Seller is in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination, immigration, collective bargaining, payment of social security and similar taxes, occupational safety and health, and plant closings. Seller has not and is not engaged in any unfair labor practice; and, except as disclosed in Schedule 5.13, no complaints or charges relating to unfair labor practice(s), employment discrimination, wage and hour violations, occupational safety and health violations, plant closing obligations, claims for worker's compensation, or other employment-related claims have been made against Seller and none are pending before any Government Authority, including the National Labor Relations Board, Equal Employment Opportunity Commission or other federal, state or municipal Government Authority or counterpart thereto. Each Seller Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Seller Benefit Plan. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws. Seller has no collective bargaining or other labor contracts, employment contracts, separation, or severance obligations, retirement, insurance, deferred compensation or other employee benefit plans, agreements or arrangements with respect to its current or past employees.

                  (b)    Seller is not a party to any contract which restricts Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof. Seller has not since January 1, 2009 effectuated a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act")); (ii) a "mass lay-off" (as defined in the WARN Act or California Labor Code, Section 1400, et seq. (the "Cal-WARN Act")), (iii) a "termination" (as defined in the Cal-WARN Act), or (iv) a "relocation" (as defined in the Cal-WARN Act), in the case of any of the foregoing, affecting any site of employment or facility of Seller, except in accordance with the WARN Act and the Cal-WARN Act.

         5.14    Environmental Matters.

                  (a)    For purposes of this Section and the defined terms used herein, the term "Seller" shall include (i) Seller, and (ii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

                  (b)    Seller: (i) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws; (ii) holds, and at all pertinent times has held, all Environmental Permits (each of which is in full force and effect) required for any current or intended operations or for any property owned, leased or otherwise operated; and (iii) is, and at all times has been, in compliance in all material respects with all of their Environmental Permits; except to the extent any of said items would not, in the aggregate, have a Material Adverse Effect on the Business or the Seller.

                  (c)    Seller has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any pre-closing environmental condition. Seller has not received any written notice of any other claim, demand or Action by any individual or authority alleging any actual or threatened injury or damage to any person, property, natural resource or the environment or otherwise alleging liability of Seller arising from or relating to any Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the Leased Premises or any former facilities, or in connection with any operations or activities of Seller, nor, to Seller's Knowledge, are there facts or circumstances that might support such a claim, demand or Action.

                  (d)    Seller has not entered into or agreed to any consent decree, Order, settlement or other agreement, nor is it subject to any judgment, decree, Order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

                  (e)    Seller has not received a CERCLA 104(e) information request nor has Seller been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state Law. Seller has not received an analogous notice or request from any non-U.S. Governmental Authority.

                  (f)    Hazardous Materials have not been transported to, or disposed of, emitted, discharged or otherwise Released or threatened to be Released on or at, any real property presently or formerly owned, leased or operated by Seller, including, without limitation, the Leased Premises, or to or from any other location at any time, or to the Knowledge of Seller, which may (i) give rise to liability of Seller under any applicable Environmental Law, or (ii) interfere in any material respect with Seller's continued operations, or (iii) impair in any material respect the Leased Premises.

                  (g)    Seller has not assumed or retained, by contract or operation of law in connection with the sale or transfer of any assets or business, liabilities arising from or associated with or otherwise in connection with such assets or business of any kind fixed or contingent, under any applicable Environmental Law.

                  (h)    Schedule 5.14(h) lists all written environmental reports, audits, investigations or assessments which have been conducted in respect of the Leased Premises or any former facility, either by Seller or any attorney, environmental consultant or engineer engaged by Seller for that purpose and which are in the possession of Seller, true, correct and complete copies of which have been provided to Buyer.

                  (i)    To the Knowledge of Seller, there are no aboveground oil tanks or underground oil storage tanks on or under the Leased Premises, and any aboveground or underground oil tanks previously situated on the Leased Premises or any other property currently or formerly owned, operated or leased by Seller have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

         5.15    Tax Matters.

         Seller has filed with the appropriate Governmental Authorities all Returns required to be filed by it, and has paid all Taxes required to be paid by it. All such Returns have been prepared in accordance with all Laws. All Persons classified by Seller as independent contractors have been issued IRS Forms 1099 when required, and to the best Knowledge of Seller, such independent contractors have fully and accurately reported their compensation to the IRS. Seller has fully and accurately reported the compensation of such Persons on IRS Forms 1099 when required to do so; and, Seller has no obligations to provide benefits with respect to such Persons under any Seller Benefit Plan or otherwise.

         5.16    Brokers, Etc.

         No broker, finder, investment bank or similar agent, other than Mytels Associates, is entitled to any brokerage or finder's fee in connection with the transactions or any other Transaction Document based upon agreements or arrangements made by or on behalf of any Seller Party.

         5.17    Accounts Receivable.

         All trade accounts receivable of the Business arose from bona fide transactions in the Ordinary Course of Business, and all of the Accounts Receivable are and will be fully collectible within 180 days after Closing, and are not, and will not be, subject to any valid defenses, setoffs or counterclaims. The amount of the trade accounts receivable is accurately reflected in the invoices, statements and agings rendered by Seller (in the case of agings, such reference shall include only such agings Seller delivered to Buyer at any time after July 1, 2011). All trade accounts receivable as of October 6, 2011, or arising thereafter through the Closing Date are owned by Seller free and clear of any Liens. Seller has not received any written notice from an account debtor stating that any trade account receivable is subject to any contest, claim or set off by such account debtor. No discount or allowance from any trade accounts receivable has been made or agreed to (other than legal perquisites, discounts or allowances made in the Ordinary Course of Business consistent with industry practices) and none represents billings prior to actual sale of goods or provision of services.

         5.18    Customers or Suppliers.

         Since the Statement Date, (i) no customer, supplier or referral source has ceased, or, to the Knowledge of Seller, intends to cease doing business with Seller or has reduced or, to the Knowledge of Seller, intends to alter the amount of business being done with Seller, and (ii) Seller has no Knowledge that the ability to market the products or services of the Business may be otherwise impaired.

         5.19    Transactions with Affiliates.

         No current or former officer or director of Seller or any Shareholder, any member of his or her immediate family, or any of their respective Affiliates (i) is involved in any business arrangement or other relationship evidenced by written agreement or, to the Knowledge of Seller, any oral agreement with Seller related to the Business; (ii) owns any property or right, tangible or intangible, that is used by or in the Business; or (iii) receives income from any source other than Seller that relates to the Business, or should properly accrue to the Business.

         5.20    Product Warranty.

                  (a)    There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed ("Products"), or any services rendered, by Seller, beyond that set forth in Seller's standard conditions of sale or service, a copy of which is set forth in Schedule 5.20.

                  (b)    Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by Seller has been in conformity with all applicable contractual commitments and warranties of Seller. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic or dangerous when used in accordance with their intended use. To Seller's Knowledge, each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

         5.21    Disclosure.

         None of this Agreement, any of the other Transaction Documents, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or thereto or delivered in accordance with the terms hereof or thereof or any document or statement in writing which has been supplied by or on behalf of Seller or by any of Seller's directors or officers in connection with the transactions or any other Transaction Document contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact, to the Knowledge of Seller, which would have a Material Adverse Effect on the Business or the Seller, which has not been set forth in this Agreement, the other Transaction Documents, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or thereto or delivered or made available in accordance with the terms hereof and thereof or any document or statement in writing that has been supplied by or on behalf of Seller or by any of Seller's directors or officers in connection with the transactions or any other Transaction Document.

6.      Representations, Warranties and Covenants of Buyer.

Buyer hereby represents, warrants and covenants to Seller as of the date hereof and as of the Closing Date that the statements contained in this Section 6 are true and correct.

         6.1      Corporate Matters, etc.

                  (a)    Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to conduct its business as it has been and is presently being conducted and to own, operate or lease, as applicable, its properties and assets now owned, operated or leased by it.

                  (b)    Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and, as applicable, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action and no other proceeding on its part is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents will be, duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer Enforceable against it in accordance with their terms.

                  (c)    No Conflict. Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor compliance with the terms and conditions hereof or thereof by Buyer will constitute, result in or give rise to (a) a breach or default under the Certificate of Incorporation or By-Laws of Buyer or any other governing documents of Buyer, or (b) a violation, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental Permit that is held by Buyer relating to the business of, or any of the assets owned or used by it.

                  (d)    Consents. No notice to, approval, consent or authorization of, or declaration or filing with, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the performance by any of them of their obligations hereunder or thereunder, or the consummation by them of the transactions contemplated hereby or thereby.

         6.2      Litigation, etc.

         There are no lawsuits, Actions, suits, claims, investigations or other proceedings pending or threatened against Buyer which would be reasonably expected to delay in any respect consummation of the transactions contemplated hereby. There is no court order or any open injunction binding upon Buyer that would be reasonably expected to delay in any respect consummation of the transactions contemplated hereby. There is no pending or threatened Action or proceeding applicable to Buyer by or before any Governmental Authority seeking to restrain or invalidate all or any portion of the transactions contemplated hereunder.

         6.3      Brokers, etc.

         No broker, finder, investment bank or similar agent, other than OEM Capital Corp., is entitled to any brokerage or finder's fee in connection with the transactions or any other Transaction Document based upon agreements or arrangements made by or on behalf of Buyer or any of its Affiliates.

7.      Covenants Prior to Closing.

         7.1      Covenants of Seller.

         During the period from the date of this Agreement to the Closing:

                  (a)    Seller shall not enter into, terminate or amend any material contract, agreement or transaction involving the Business other than in the Ordinary Course of Business, and shall operate the Business consistent with past custom and practice, including, without limitation, the collection of accounts receivable and the payment of accounts payable of the Business consistent with past custom and practice;

                  (b)    Seller shall use its best efforts to cause the conditions in Section 8.1 to be satisfied on or prior to January 3, 2012;

                  (c)    Seller shall take such actions and do such things as are necessary to consummate the transactions, including without limitation, (i) cooperating to obtain all material consents, (ii) filing of all forms, registrations and notices required to be filed by or on behalf of Seller, (iii) taking all actions necessary to obtain any requisite material approvals, in each case necessary to consummate the transactions, and (iv) complying with all information requests of Buyer;

                  (d)    Seller shall not, directly or indirectly, have or solicit any discussions, negotiations (preliminary or otherwise) or other dealings with any other Person regarding the sale or lease of the Business or any of the Assets, or any other transaction having a similar effect, or provide any non-public information to any Person regarding the Business or any of the Assets. If Seller receives any proposal, outline of terms for discussion, an offer, request for information, or other written or oral communication that contemplates a possible acquisition, directly or indirectly, of any of the Assets or the Business (other than in the Ordinary Course of Business) by any Person, Seller shall give Buyer prompt written notice of such offer and the details of such offer;

                  (e)    Seller shall not take any action that would cause any of the representations or warranties of Seller set forth in this Agreement (i) that are qualified as to materiality to be untrue, or (ii) that are not so qualified, to be untrue in any material respect;

                  (f)    Seller shall promptly notify Buyer in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8.1 impossible or unlikely;

                  (g)    Seller shall not knowingly take any action or refrain from taking any action the result of which could reasonably be expected to prevent or otherwise interfere with or delay the consummation of the transactions contemplated by this Agreement by the Walk-Away Date; or

                  (h)    Seller shall not agree to take any of the actions precluded by this Section 7.1.

         7.2      Covenants of Shareholder and Additional Seller Party.

         During the period from the date of this Agreement to the Closing:

                  (a)    Shareholder shall not sell, assign, pledge, distribute or otherwise transfer any of its equity interests in Seller;

                  (b)    Neither Additional Seller Party nor Shareholder shall take, or permit Seller to take, any affirmative action, or fail to take any reasonable action, within its control as a result of which any of the conditions in Section 8.1 would fail to be satisfied on or prior to January 3, 2012; and

                  (c)    Neither Additional Seller Party nor Shareholder shall agree to take any of the actions precluded by this Section 7.2.

         7.3      Covenants of Buyer.

         During the period from the date of this Agreement to the Closing:

                  (a)    Buyer shall use its best efforts to cause the conditions in Section 8.2 to be satisfied on or prior to January 3, 2012;

                  (b)    Buyer shall not take any action that would cause any of the representations or warranties of Buyer set forth in this Agreement (i) that are qualified as to materiality to be untrue, or (ii) that are not so qualified, to be untrue in any material respect;

                  (c)    Buyer shall not knowingly take any action or refrain from taking any action the result of which could reasonably be expected to prevent or otherwise interfere with or delay the consummation of the transactions contemplated by this Agreement by the Walk-Away Date; or

                  (d)    Buyer shall not agree to take any of the actions precluded by this Section 7.3.

8.      Conditions Precedent.

         8.1      Conditions Precedent to Buyer's Obligation to Close.

         The obligation of Buyer to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver), prior to or at the Closing of each of the following conditions:

                  (a)    The representations and warranties made by the Seller Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given as of such date, (i) except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects, and without giving effect to any supplement to the Disclosure Schedule, except for supplements relating to trade accounts receivable, trade accounts payable, and customer contracts which are contemplated to be brought current as of the Closing Date, reflecting changed information resulting from the Ordinary Course of Business.

                  (b)    Each of the Seller Parties shall have performed and complied in all respects with all of the agreements and obligations required by this Agreement to be performed and complied with by them prior to or at the Closing;

                  (c)    No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their Affiliates) that may have the effect of preventing, delaying, making illegal, or imposing limitations or other conditions on or otherwise interfering with the consummation of the transactions as contemplated in this Agreement;

                  (d)    All third party consents and releases from liability required to complete the transaction have been obtained by Seller;

                  (e)    Landlord shall have terminated the Real Estate Lease and acknowledged that Buyer has no liability or obligation therefor or thereunder;

                  (f)    There shall have been no occurrence of any event, circumstance, change, or state of facts that has had or can reasonably be expected to have a Material Adverse Effect on or to, or that would be reasonably likely to have or cause a sustainable material reduction in value of (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Business or the

Seller, or (ii) any Seller Party's ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions;

                  (g)    All actions required for compliance with the California Bulk Sales Law shall have been taken, the required notice period(s) thereunder shall have expired, and any creditor claims asserted pursuant thereto shall have been satisfied in full by Seller; and

                  (h)    Buyer shall have received original executed copies of all of the Transaction Documents and all other information to be delivered to it as provided for in this Agreement.

         8.2      Conditions Precedent to Seller's Obligation to Close.

         The obligation of Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction (or waiver), prior to or at the Closing of each of the following conditions:

                  (a)    The representations and warranties made by Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made or given as of such date, (i) except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) except for the representations and warranties that are qualified by materiality, which shall be true and correct in all respects;

                  (b)    Buyer shall have performed and complied in all respects with all of the agreements and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing;

                  (c)    No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their Affiliates) that may have the effect of preventing, delaying, making illegal, or imposing limitations or other conditions on or otherwise interfering with the consummation of the transactions as contemplated in this Agreement;

                  (d)    Buyer shall have delivered the Purchase Price in accordance with Section 2.2; and

                  (e)    Seller shall have received original executed copies of all of the Transaction Documents and all other information to be delivered to it as provided for in this Agreement.

         8.3      Frustration of Closing Conditions.

         Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused solely by such party's failure to comply with its obligations under this Agreement.

9.      Termination.

         9.1      Seller and Buyer.

         This Agreement may be terminated and the transaction abandoned at any time prior to the Closing by the mutual written consent of the parties.

         9.2      By Buyer.

         This Agreement may be terminated by Buyer by written notice to Seller prior to Closing if (i) Buyer becomes aware (whether by means of a written notice delivered to Buyer pursuant to Section 7.1 of this Agreement or otherwise) of a fact, circumstance or matter which would constitute a breach of any of Seller's representations or warranties in this Agreement if uncured prior to the Closing in any material respect, and such fact, circumstance or matter remains uncured prior to the third Business Day following Buyer's delivery of written notice thereof to Seller; (ii) there is a breach or default by Seller in the performance of any of its material obligations under this Agreement which breach or default is incapable of being cured, or is not cured by Seller within three (3) Business Days following receipt of notice of such breach or default from Buyer; or (iii) the transactions contemplated by this Agreement shall not have been consummated on or before the Walk-Away Date, unless Buyer is in material breach of this Agreement.

         9.3      By Seller.

         This Agreement may be terminated by Seller by written Notice to Buyer prior to Closing if (i) Seller becomes aware (whether by means of a written notice delivered to Seller or otherwise) of a fact, circumstance or matter which, if uncured prior to the Closing, would constitute a breach of any of Buyer's representations or warranties in this Agreement in any material respect, and such fact, circumstance or matter remains uncured prior to the third Business Day following Seller's delivery of written notice thereof to Buyer; (ii) there is a breach or default by Buyer in the performance of any of its material obligations under this Agreement, which breach or default is incapable of being cured, or is not cured by Buyer within three (3) Business Days following receipt of notice of such breach or default from Seller; or (iii) the transactions contemplated by this Agreement shall not have been consummated on or before the Walk-Away Date, unless Seller is in material breach of this Agreement.

         9.4      Seller Termination Fee.

                  (a)     (i) If Buyer terminates this Agreement pursuant to Section 9.2(i) or Section 9.2(ii); or (ii) if Seller terminates this Agreement except as permitted under Section 9.1 or Section 9.3(iii), the parties agree that Buyer shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Seller shall pay to Buyer a fee of $500,000 (the "Seller Termination Fee"), provided that, in addition to the Seller Termination Fee, if, within twelve (12) months after the termination of this Agreement by Seller except as permitted under Section 9.1 or Section 9.3(iii), any transaction is announced or completed for the disposition of any of the Assets or any portion of the Business other than in the Ordinary Course of the Business (whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise), Seller shall be conclusively deemed to have breached its obligations under Section 7.1(d), and Seller Parties shall, jointly and severally, pay to Buyer a "Break-up Fee" in the amount of $500,000 as (additional liquidated damages and not as a penalty). It is understood that in no event shall Seller be required to pay the Seller Termination Fee on more than one occasion. The Seller Termination Fee shall be payable in immediately available funds by wire transfer no later than ten (10) Business Days after such termination, and the Break-up Fee shall be payable in immediately available funds by wire transfer no later than ten (10) Business Days after the announcement or completion of such transaction.

                  (b)    Notwithstanding anything to the contrary in this Agreement, Buyer's right to receive payment of the Seller Termination Fee and the Break-up Fee pursuant to this Section 9.4 shall be the sole and exclusive remedy of Buyer or any of its Affiliates against Seller or any of its Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Seller Termination Fee in accordance with this Section 9.4, none of the Seller or any of its Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents.

         9.5      Buyer Termination Fee.

                  (a)     (i) If Seller terminates this Agreement pursuant to Section 9.3(i) or Section 9.3(ii); or (ii) if Buyer terminates this Agreement except as permitted under Section 9.1 or Section 9.2(iii), the parties agree that Seller shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Buyer shall pay to Seller a fee of $500,000 (the "Buyer Termination Fee"), it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. The Buyer Termination Fee shall be payable in immediately available funds by wire transfer no later than ten (10) Business Days after such termination.

                  (b)    Notwithstanding anything to the contrary in this Agreement, Seller's right to receive payment of the Buyer Termination Fee pursuant to this Section 9.5 shall be the sole and exclusive remedy of Seller or any of its Affiliates against Buyer or any of its Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Buyer Termination Fee in accordance with this Section 9.5, none of the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents.

         9.6      Effect of Termination

         Each party's right of termination under Section 9.1, Section 9.2, or Section 9.3 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is so terminated, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.6 and Section 11.2, Section 11.3, Section 12.1, Section 12.3, and Section 12.6 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.    Indemnification; Remedies; Buyer's Right of Set-Off.

         10.1    Survival of Representations and Warranties; Right to Indemnification Not Affected
                       by Knowledge.

         All representations and warranties of the respective parties set forth in this Agreement and the other Transaction Documents, will survive for a period of twelve (12) months following the Closing Date, except for the representations and warranties in Section 5.1, Section 5.5, Section 5.8(h), Section 5.11, Section 5.12 and Section 5.13, hereof, which shall survive for the applicable statute of limitations periods. The right of a party to indemnification pursuant hereto will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the date hereof, with respect to the accuracy of or compliance with any representation, warranty or covenant hereunder. The waiver by a party hereto of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or condition, will not affect the right of such party to indemnification pursuant hereto by reason of such breach of any such representation, warranty or covenant, except to the extent expressly set forth in a writing executed by such party.

         10.2    Indemnification by Seller, Shareholder, and Additional Seller Party.

         Seller, Shareholder and Additional Seller Party will, jointly and severally, indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents and representatives ("Buyer Indemnified Parties") from and against any loss, damage (including incidental and consequential damages), liability, deficiency, cost, expense (including attorneys' fees and court costs) or diminution of value, whether or not involving a third-party claim or Action (each, a "Loss") resulting from or arising in connection with (a) the breach of any representation or warranty of Seller hereunder or under any other Transaction Document, or any failure to perform any covenant or obligation of Seller contained herein or therein; except that, with respect to the representation and warranty regarding the collectability of any of the Accounts Receivable, the amount of Loss attributable to any Account Receivable not collected within 180 days after Closing shall be limited to 75% of the uncollected amount; (b) any liability or alleged liability of Seller that is not expressly assumed by Buyer hereunder; (c) any liability or obligation relating to the Excluded Assets, the ownership of the Assets and the operation of the Business on or prior to the Closing Date, other than the Assumed Liabilities; (d) any Taxes due with respect to or otherwise relating to the Assets or the operation of the Business prior to the Closing Date, including, without limitation, any Taxes arising from the sale of the Assets as contemplated by this Agreement; (e) termination of any Seller Benefit Plan; (f) the failure or alleged failure to comply with any bulk sales law; or (g) the failure or alleged failure to comply with WARN Act, Cal-WARN Act or any other similar federal, state or local law or regulation, arising out of or relating to any actions taken by Seller before or after Closing.

         10.3    Indemnification by Buyer.

         Buyer will indemnify, defend and hold harmless the Seller Parties and their respective officers, directors, shareholders, employees, agents and representatives from and against any Loss resulting from (a) the breach of any representation or warranty of Buyer hereunder or under any other Transaction Document, or the failure to perform any covenant or obligation of Buyer contained herein or therein; (b) the Assumed Liabilities;or (c) the use ownership or operation of the Assets or the conduct of the Business after the Closing Date, except to the extent that the basis for an indemnification claim under this Section 10.3 also gives rise to a claim by Buyer for indemnification under Section 10.2.

         10.4    Notice of Claim for Indemnification; Assumption of Defense by Indemnifying
                       Party.

         A party seeking indemnification pursuant to Section 10.2 and Section 10.3 (each, an "Indemnitee") with respect to any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of such Third Party Claims and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee (which notice shall state that the Indemnifying Party expressly agrees that, as between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim) within fourteen (14) days of receipt of notice from the Indemnitee of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, that the Indemnifying Party shall not have the right to assume a Third Party Claim if (a) (i) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnifying Party, and (ii) the Indemnitee shall have been advised by counsel in writing that under applicable standards of professional responsibility, a conflict will arise in the event both the Indemnitee and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, in which case such Indemnitee shall have the right to participate in the defense of such Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party, or (b) the Indemnitee shall determine in good faith that the Third Party Claim is likely to materially and adversely affect it or its Affiliates (other than as a result of monetary damages) or be detrimental to or injure its or any of its

Affiliates' reputation, customer or supplier relations or future business prospects. In addition, if the Indemnifying Party fails to give the Indemnitee the notice complying with the provisions stated above within the stated time period, the Indemnitee shall have the right to assume control of the defense of the Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnitee.

         10.5    Payment of Losses; Buyer's Right of Set-Off.

         Upon the Final Determination of the liability of an Indemnifying Party for a Loss pursuant to Section 10.2 or Section 10.3 hereof, such Indemnifying Party shall pay the Indemnitee within ten (10) days after such determination, the amount of any such Loss. Notwithstanding the foregoing, Buyer may (i) give notice of a claim in such amount under the Escrow Agreement, or (ii) set off any amount due or which may become due to Buyer by Seller pursuant to the terms of this Article 10 against any amount payable by Buyer to any of the Seller Parties or any Affiliate of one or more of them, under this Agreement, any other Transaction Document, or otherwise, and whether any such amount is then or may thereafter become due. Upon the payment in full of any claim, either by setoff or otherwise, the Person making payment shall be subrogated to the rights of the Indemnitee against any Person with respect to the subject matter of such claim, except such subrogation rights shall not be available if the other party to this Agreement reasonably asserts that doing so would interfere with an important business relationship.

         10.6    General.

         In the event of any claim of a Buyer Indemnified Party for indemnity under Section 10.2 other than for fraud, intentional misrepresentation or willful misconduct, the Buyer Indemnified Party will not be entitled to indemnification under such section unless and until such Buyer Indemnified Party and all other Buyer Indemnified Parties, in the aggregate, have sustained Losses for which it or they are entitled to indemnification under such section in excess of Fifteen Thousand Dollars ($15,000) (the "Basket Amount"), following which event such Buyer Indemnified Party and all other Buyer Indemnified Parties will be entitled to indemnification for the amount of all such Losses suffered or incurred in excess of the Basket Amount. The maximum amount of indemnification payable to a Buyer Indemnified Party under Section 10.2, other than for breach of Seller's representations under Section 5.1, Section 5.5, Section 5.8(h), Section 5.11, Section 5.12 and Section 5.13, or for fraud, intentional misrepresentation or willful misconduct, will not exceed $400,000. Notwithstanding the foregoing, any claim for indemnification relating to the failure or alleged failure of Seller to pay property taxes due to Santa Clara County for any period prior to Closing, will be indemnified in full and not subject to the foregoing Basket Amount.

11.    Certain Other Post-Closing Matters.

         11.1    Non-Competition.

                  (a)    For a period of two (2) years after the date hereof, James C. Kufis (the "Section 11.1 Seller Party") shall not, directly or indirectly: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, any business which directly or indirectly competes with the Business, and no such party will in any other manner directly or indirectly compete with or become interested in any competitor of the Business; provided that the ownership of less than 1% of the outstanding shares of stock of any class of any corporation which is listed on the New York Stock Exchange, the NYSE Amex Equities or quoted in NASDAQ shall not be prohibited by the foregoing, (ii) call upon, solicit or otherwise do, or attempt to do, any business with any of the customers of the Business, or to take away, interfere or attempt to interfere with any customer, trade business or patronage of the Business, or (iii) interfere with or attempt to interfere with any officers, employees, representatives or agents, direct or indirect, of the Business, or induce or attempt to induce any of them to leave the employ of or violate the terms of their contracts with or obligations to the Business.

                  (b)     The period of time during which the Section 11.1 Seller Party is prohibited from engaging in, causing or permitting certain activities pursuant to the terms of this Section 11.1 shall be extended by the length of time during which such Section 11.1 Seller Party is in breach thereof.

                  (c)     The Section 11.1 Seller Party acknowledges and agrees that the temporal and other limitations set forth in Section 11.1(a) are reasonable and necessary to protect the legitimate interests of Buyer and agree not to contest such limitations in any proceeding. In the event that the provisions of subparagraphs (a) or (b) above should be determined by a court or other tribunal of competent jurisdiction to exceed the time, geographic, services or product limitations permitted by the applicable law in a jurisdiction in which enforcement of this Agreement is sought, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by such applicable law, and the parties hereby expressly grant any court or competent jurisdiction the authority to effect such reformation.

         11.2    Confidentiality.

         From and after the date hereof, each of the Seller Parties agrees to hold in strictest confidence, and not to use or to disclose to any Person without written authorization of Buyer, all information pertaining to the Business and operations of Seller that is not generally available to the public, including technical data, trade secrets, know-how, research, plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, designs, drawings, marketing, finances or other business information.

         11.3    Injunctive Relief.

         The Seller Parties acknowledge and agree that the remedies at law for any breach or threatened breach of the covenants set forth in Sections 11.1 and 11.2 hereof are inadequate and Buyer will be entitled to appropriate injunctive relief therefor without the necessity of proving actual damages or posting a bond. Should the covenants in Sections 11.1 or 11.2 be adjudged to any extent invalid by any competent tribunal, such covenant will be deemed modified to the extent necessary to make it enforceable.

         11.4    Release and Waiver by Shareholder and Additional Seller Party; Representation
                         Related Thereto.

         Each of Shareholder and Additional Seller Party, on his or its behalf and on behalf of his or its heirs, executors, administrators, agents, trustees and personal representatives (the "Releasor Persons"), hereby agrees that he, she or they will not, at any time after the date hereof, make any claim against Buyer and its respective officers, directors, stockholders, affiliates, agents, successors and assigns (the "Released Parties") (i) arising from or relating to (A) such Person's status as a shareholder, employee, officer, director, or agent of Seller, or (B) the execution, delivery and performance by Seller or any Shareholder of its obligations hereunder or under any other Transaction Document, or (ii) asserting any theory or claim that would seek to hold Buyer liable for any obligation or liability of Seller other than the Assumed Liabilities (the foregoing, collectively, the "Claims"), nor shall Shareholder or Additional Seller Party aid or assist any other Person in connection with the pursuit of any Claim that could not be brought by the undersigned pursuant to this Section 11.4, except in the case of a court order or validly issued subpoena. Each of Shareholder and Additional Seller Party hereby represents and warrants that he or it, as the case may be, have no Knowledge of any Claims or any set of facts that would provide the basis for asserting any such Claim, that he or it may have against Seller.

         11.5    Employees; Consultants.

         After Closing, Seller shall continue to employ such personnel as may be required to transition the operations of the Business to Buyer in accordance with the Transition Services Agreement, and Buyer shall pay Seller for such services as provided therein. All obligations and liabilities relating to Seller's current or former employees, whether for compensation, benefits or plans in which they or their family members participate, commissions, conditions of employment or otherwise, and whether relating to periods before or after Closing, shall exclusively remain with Seller.

         11.6    Financial Statements.

         After Closing, Seller will promptly, but not later than February 28, 2012, prepare and provide to Buyer the financial statements for the Business for the year ended December 31, 2011. Such financial statements will be prepared in accordance with accounting principles consistently applied with the Financial Statements.

         11.7    Sale of Leased Premises and Termination of the Buyer's Lease.

         Pursuant to Section 5.7(f) hereof, contemporaneous with Closing, Seller has agreed to cause Landlord to terminate the Real Estate Lease and enter into a direct lease agreement for the Leased Premises with Buyer substantially in the form attached hereto as Exhibit D (referred to herein as the "Lease Agreement"). Notwithstanding the foregoing, Seller acknowledges that Buyer anticipates needing to occupy the Leased Premises for a limited period of time after Closing to facilitate continuity and orderly transition of the Business, prior to relocating the acquired operations, equipment, inventory and otherwise surrender the Leased Premises in the condition required under the Lease Agreement. Accordingly, upon Closing, Seller agrees to cause Landlord to promptly list the Leased Premises for sale and exercise commercially reasonable efforts to sell the

Leased Premises as soon as reasonably practicable thereafter. Seller shall give Buyer thirty (30) days notice prior to the date of closing on the Leased Premises. If such closing takes place prior to the expiration date of the Buyer's Lease, the Buyer's Lease shall be deemed terminated upon the date of such closing.

12.    Miscellaneous Provisions.

         12.1    Governing Law; Jurisdiction; Waiver of Jury Trial.

         This Agreement and the other Transaction Documents will be governed by the laws of the State of Delaware without reference to its conflict of law provisions. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the Transaction Documents, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the Transaction Documents in any court other than a Federal or state court sitting in the State of Delaware (and appropriate appellate courts therefrom). Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

         12.2    Further Assurance.

         At the request and expense of Buyer, at or after Closing, the Seller Parties will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may request to convey and transfer effectively to Buyer any of the Assets, Seller goodwill and the Business to be transferred hereunder and/or under any of the other Transaction Documents, to assist Buyer in the collection or reduction to possession of any such Assets, Seller goodwill and Business, and to give Buyer the full benefit of the covenants made herein. Each of the parties hereto will duly comply with all applicable laws to complete validly the transactions provided for in this Agreement and each other Transaction Document.

         12.3    Parties in Interest.

         This Agreement and the other Transaction Documents will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

         12.4    No Third Party Beneficiaries.

         Nothing in this Agreement or any other Transaction Document is intended to create rights enforceable against any party hereto by any so-called third party beneficiary, and it is expressly intended that no covenant herein shall be enforceable by any employee or former employee of Seller, any party to a contract (other than this Agreement or such Transaction Documents) or other arrangement with the Seller Parties or any creditor of the Seller Parties.

         12.5    Notices.

         All notices and other communications hereunder or under any other Transaction Document or in connection herewith or therewith shall be in writing and shall be deemed to have been duly given if delivered (which may be by personal delivery, telefax or other electronic transmission), immediately upon personal delivery, one (1) day after sending of a telefax or other electronic transmission or deposit with a reputable overnight carrier, or three (3) days after posting by registered or certified mail, return receipt requested, in each case to a party at the following address, or to such other address as such party may hereafter specify by notice:

If to Seller to:

Test Enterprises, Inc.
1288 Reamwood Avenue
Sunnyvale, CA 94089
Fax No.: (408) 542-5910
Email: jimkufis@thermonics.com
Attention: James Kufis, President and Chief Executive Officer

If to Shareholder or Additional Seller Party to:

James C. Kufis
19264 Kerwin Ranch Court
Saratoga, California 95070
Phone: 408-741-8492
Email: jimkufis@thermonics.com

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
305 Lytton Avenue
Palo Alto, CA 94301
Fax No.: (650) 857-1288
Email: kelly.terry@dorsey.com
Attention: Terence M. Kelly, Esq.

If to Buyer to:

inTEST Corporation
804 East Gate Drive, Suite 200
Mount Laurel, NJ 08054
Fax No.: (856) 505-8801
Email: h.regan.jr@intest.com
Attention: Hugh T. Regan Jr., Chief Financial Officer

With a copy (which shall not constitute notice) to:

Saul Ewing LLP
1500 Market Street, 38th Floor
Philadelphia, PA 19102
Fax No.: (215) 972-1847
Email: pgritzan@saul.com
Attention: Patricia A. Gritzan, Esq.

         12.6    Public Announcements.

         No party hereto will issue or make any reports, statements, releases or announcements to the public or to the employees, referral sources, customers, suppliers or vendors or other business relations of the Seller Parties or Buyer with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby without Buyer's prior written consent.

         12.7    Headings and Titles.

         The headings and titles of Articles, Sections and the like in this Agreement and the other Transaction Documents are inserted for convenience of reference only, form no part of this Agreement or any other Transaction Document and shall not be considered for purposes of interpreting or construing the text hereof or thereof.

         12.8    Modification.

         No amendment or modification of or supplement to this Agreement or any other Transaction Document will be effective unless it is in writing and duly executed by the party to be charged thereunder. No party will by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by any other party of any of the provisions of this Agreement or any other Transaction Document. Further, the waiver by any party of a particular breach of this Agreement or any other Transaction Document by any other party will not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions hereof or thereof.

         12.9    Counterparts.

         This Agreement and any other Transaction Document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10  Certain Matters of Construction.

         In addition to the definitions referred to or set forth below in Exhibit A, when used in this Agreement or in any other Transaction Document:

                  (a)    The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement or the applicable Transaction Document as a whole and not to any particular Article, Section or provision of this Agreement or Transaction Document, and reference to a particular Article or Section of this Agreement or any other Transaction Document shall include all subsections thereof;

                  (b)    The words "party" and "parties" shall refer to the Seller Parties and Buyer;

                  (c)    The word "including" shall mean including without limitation; and,

                  (d)    Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

         12.11  Representations by Counsel; Interpretation.

         Seller and Buyer acknowledge that each of them has been represented by counsel in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Accordingly, any rule or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Documents against the party that drafted it has no application and is expressly waived.

         12.11  Entire Agreement; No Representation by Buyer as to Tax Consequences.

         This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the sale and purchase of Assets and the other transactions and therein and supersede any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof and thereof. It is expressly understood that Buyer makes no warranty or representation to the Seller Parties respecting the income or other tax consequences of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.

[Execution pages follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first above written.

"BUYER":

TEMPTRONIC cORPORATION

By:    /s/ Hugh T. Regan, Jr.
Name:   Hugh T. Regan, Jr.
Its:       Vice President, Treasurer and Secretary

"SELLER PARTIES":

TEST ENTERPRISES, INC.

By:    /s/ James C. Kufis
Name:   James C. Kufis
Its:       CEO

JAMES C. KUFIS AND CAROLLYN M. KUFIS, TRUSTEES OF THE KUFIS FAMILY TRUST DATED NOVEMBER 9, 1990, AND ANY AMENDMENTS THERETO

By:    /s/ James C. Kufis
Name:   James C. Kufis
Its:       Trustee

/s/ James C. Kufis
JAMES C. KUFIS

* * * * * * * * * * * * * * * * * * * * * *

EXHIBIT A

DEFINITIONS

The following terms used in this Agreement or any other Transaction Document shall have the meanings ascribed to them below:

"Accounts Receivable" is defined in Section 1.1(a).

"Action" means any claim, action, cause of action, suit, inquiry, or proceeding (arbitration or otherwise), or investigation by or before any Governmental Authority or other Person.

"Additional Seller Party" is defined in the Preamble.

"Affiliate" means, as to any Person, each Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

"Agreement" is defined in the Preamble.

"Assets" is defined in Section 1.1.

"Assignment and Assumption Agreement" is defined in Section 4.2(a).

"Assumed Contracts" is defined in Section 3.1(b).

"Assumed Customer Contracts" is defined in Section 3.1(b).

"Assumed Liabilities" is defined in Section 3.1(b).

"Base Cash Price" is defined in Section 2.1.

"Basket Amount" is defined in Section 10.6.

"Bill of Sale" is defined in Section 4.2(a).

"Business" is defined in the Background.

"Buyer" is defined in the Preamble.

"Buyer Indemnified Parties" is defined in Section 10.2.

"Buyer Termination Fee" is defined in Section 9.5(a).

"By-Laws" means the corporate by-laws of a corporation, as from time to time in effect.

"Cash Purchase Price" is defined in Section 2.1.

"Claims" is defined in Section 11.4.

"Closing" is defined in Section 4.1.

"Closing Date" is defined in Section 4.1.

"Code" means the Federal Internal Revenue Code of 1986, as amended and as in effect on the date hereof. All citations to the Code or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

"Contracts" is defined in Section 5.6(a).

"Contractual Obligation" means, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-Laws of such Person) to which or by which such Person is legally bound.

"Copyrights" is defined in Section 5.8(a).

"Disclosure Schedule" is defined in Section 5.

"Enforceable" means, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

"Environmental Law(s)" means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of radioactive substances or other "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically hazardous material," including but not limited to potentially infectious waste, blood-contaminated materials, or other wastes generated in the course of patient treatment; (b) pollution or protection of public health or the environment, including radioactive materials laws and Occupational Safety & Health laws ; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of chemicals or those materials identified in subsection (a) of this definition.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

"Escrow Agreement" is defined in Section 4.2(a).

"Escrowed Amount" is defined in Section 2.2(b).

"Excluded Assets" is defined in Section 1.2.

"Facility" is defined in the Background.

"Final Determination" means (a) in the case of a Third Party Claim, the decision by the Indemnifying Party not to assume defense of such claim and payment by the Indemnitee of such claim, the failure of an Indemnifying Party to give notice of such assumption or the revocation of such assumption, (b) in the case of a claim against an Indemnifying Party that does not involve a Third Party Claim, the Indemnifying Party's failure to dispute its liability with respect to such claim or demand within thirty (30) days of written notice from the Indemnitee, or (c) in all other cases of an indemnification claim under Section 7 hereof, a final and non-appealable decision of a court or arbitrator, or executed settlement agreement, or written agreement of Indemnitee and Indemnifying Party.

"Financial Statements" is defined in Section 5.2(a).

"Full-Year Financial Statements" is defined in Section 5.2(a).

"GAAP" means the accounting principles generally accepted in the United States.

"Governmental Authority" means any international, federal, state or local government, regulatory or administrative agency, or court (or any department, bureau or division thereof).

"Hazardous Materials" means any hazardous substance, hazardous waste, hazardous material, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls or polychlorinated biphenyl containing materials, urea-formaldehyde insulation, friable asbestos or friable asbestos-containing materials, radon, lead-based paint, chemicals, substances, pollutants, contaminants, radioactivity, and any other materials or substances of any kind, whether solid, liquid or gas that is regulated pursuant to any Environmental Law or as to which there can be liability under any Environmental Law.

"In-Bound Licenses" is defined in Section 5.8(c).

"Indemnifying Party" is defined in Section 10.4.

"Indemnitee" is defined in Section 10.4.

"Intellectual Property" is defined in Section 5.8(a).

"Intellectual Property Rights" is defined in Section 5.8(a).

"Interim Financial Statements" is defined in Section 5.2(a).

"IRS" means the Internal Revenue Service.

"Issued Shares" is defined in Section 5.1(b).

"Knowledge" means that a Person will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or, (b) such Person has conducted or, given the facts and circumstances, reasonably should have conducted an investigation concerning the existence of such fact or other matter, so that such Person would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting the investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. For avoidance of doubt, the term "Seller's Knowledge" or "Knowledge of Seller" shall mean that any of Jim Kufis, Keith Newton and Helge Krystad had Knowledge (as defined herein) of such fact or other matter.

"Landlord" is defined in Section 4.2(a).

"Law" means any federal, state or local statute, ordinance, code, rule or regulation (including, without limitation, any Environmental Law); any decree, stipulation, order, judgment, injunction, determination or award entered by any Governmental Authority; or, any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

"Lease Agreement" is defined in Section 4.2(a).

"Leased Personal Property" is defined in Section 5.5.

"Leased Premises" is defined in Section 5.7(a).

"Leasehold Improvements" means any alterations, installations, additions, improvements or other physical changes made by or for Seller to the Facility, excluding any furniture, moveable trade fixtures and equipment.

"Lien" means any mortgage, pledge, lien, security interest, attachment, restriction on transfer, options, warrants, purchase rights, claims, voting trusts or similar voting rights agreements or encumbrances of any nature whatsoever, provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes not yet due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of assets or restrictions on transfer of securities imposed by applicable state and federal securities laws.

"Loss" is defined in Section 10.2.

"Marks" is defined in Section 5.8(a).

"Material Adverse Change" or "Material Adverse Effect" means (i) any change in, or effect on, the business or prospects of the Business or the Seller, as currently conducted or currently contemplated that is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), prospects, assets or liabilities of the Business or the Seller, except to the extent resulting from (A) changes in general local, domestic, foreign, or international economic conditions, (B) changes affecting generally the industries or markets in which the Business operates, (C) acts of war, sabotage or terrorism, military actions or the escalation thereof, (D) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (E) any other action required by this Agreement, or (F) the announcement of the Transactions; or (ii) any material adverse effect on the ability of any party hereto to consummate the transactions contemplated by this Agreement.

"Net Assumed Working Capital" is defined in Section 2.1.

"Net Reported Working Capital" is defined in Section 2.1.

"Non-Assignable Assets" is defined in Section 1.3.

"Nondisclosure Agreements" is defined in Section 5.8(i).

"Ordinary Course of Business" means, with respect to Seller, the ordinary course of the Business of Seller consistent with past custom and practices.

"Other Contracts" is defined in Section 3.1(b).

"Out-Bound Licenses" is defined in Section 5.8(d).

"Patents" is defined in Section 5.8(a).

"PBGC" is defined in Section 5.12(d).

"Permits" is defined in Section 1.1(h).

"Person" means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other authority (including, as applicable in the context, any Governmental Authority).

"Personal Property" is defined in Section 1.1(b).

"Products" is defined in Section 5.20(a).

"Proprietary Information" is defined in Section 5.8(a).

"Purchase Price" is defined in Section 2.1.

"Real Estate Lease" is defined in Section 5.6(b).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, or otherwise as defined in any Environmental Law.

"Released Parties" is defined in Section 11.4.

"Releasor Persons" is defined in Section 11.4.

"Return" means all returns, requests for extensions of time to file returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term "Return" means any one of the foregoing Returns.

"Section 11.1 Seller Party" is defined in Section 11.1(a).

"Seller" is defined in the Preamble.

"Seller Benefit Plans" is defined in Section 5.12(a).

"Seller Intellectual Property" is defined in Section 5.8(e).

"Seller Owned Intellectual Property" is defined in Section 5.8(b).

"Seller Registered Items" is defined in Section 5.8(f).

"Seller Parties" are defined in the Preamble.

"Seller Termination Fee" is defined in Section 9.4(a).

"Shareholder" is defined in the Preamble.

"Statement Date" is defined in Section 5.2(a).

"Tax" or "Taxes" means any income, corporation, gross receipts, profits, built-in gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority

(whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

"Third Party Claim" is defined in Section 10.4.

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and all other documents, instruments and agreements required or contemplated hereby or thereby, or delivered in connection herewith or therewith or the consummation of the transactions contemplated thereby.

"Transition Services Agreement" is defined in Section 4.2(a).

"Walk-Away Date" means January 5, 2012; except that such date will be automatically extended to that date which is three Business Days after the expiration of (i) all required notice periods under the California Bulk Sales Law, or (ii) any cure period permitted in Section 9.1 or Section 9.2 that has been triggered prior to January 5, 2012.

"WARN Act" is defined in Section 5.13(b)